UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

AMYLIN PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

N.A.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 19, 2009

Dear Fellow Employee:

As a valued employee, you are instrumental in helping Amylin execute on our stated strategy for creating value in 2009 and beyond. Thanks to your hard work and dedication, we are achieving key milestones and positioning the Company to maximize the exenatide once weekly opportunity.

However, Carl Icahn and Eastbourne Capital Management, L.L.C., two of Amylin’s shareholders, have waged a proxy contest in an attempt to change the membership of our Board of Directors. Both have nominated slates of Director nominees to replace some of our most highly-qualified Directors at Amylin’s upcoming Annual Meeting of Stockholders on May 27, 2009. Since the majority of employees are shareholders of the Company, we ask for your support to help ensure that the achievement of our business objectives remains on track.  Please vote the BLUE proxy today, by telephone or by Internet.

All of us at Amylin recognize that the launch and commercialization of exenatide once weekly is critical to Amylin’s long-term success. We believe that our nominees have better qualifications relevant to our business as well as proven track records, extensive diabetes and biopharmaceutical experience, and valuable sales and marketing expertise.

Furthermore, in an effort to bring additional commercial and operational expertise in the biopharmaceutical industry — expertise that many of our shareholders indicated would be desirable additions to our Board — we have nominated two new independent Director nominees: Paul N. Clark, former Chairman, Chief Executive Officer and President of Icos Corporation, and Paulo F. Costa, former President and Chief Executive Officer of Novartis U.S. Corporation.

Replacing valued Board members with representatives of Mr. Icahn and Eastbourne would be a significant disruption at this crucial stage for the Company.

We urge you to act NOW and vote your BLUE proxy card.  Please discard any Gold or White proxy cards you might receive from Mr. Icahn or Eastbourne, respectively.

We realize that the past two months have been distracting, and we are grateful for your dedication during this time. In the days leading up to the Annual Meeting, it is important that we all remain focused on what we do best — fulfilling the unmet needs of millions of diabetes patients.

Sincerely,

/s/ Daniel M. Bradbury	/s/ James N. Wilson
Daniel M. Bradbury	James N. Wilson
President and Chief Executive Officer	Lead Independent Director

The Annual Meeting is Fast Approaching—

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about the last-minute voting of your shares,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 717-3926

Banks and Brokers Call Collect: (212) 750-5833

Since time is short, we encourage you to submit your proxy by telephone or by Internet, following the instructions on your previously provided BLUE proxy card.

Forward Looking Statements

This letter contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA, SYMLIN or exenatide once weekly may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results or achieve desired end-points; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates or sNDAs for label expansion requests, such as the exenatide once weekly NDA mentioned in this letter, may not be submitted timely or receive FDA approval; risks that our expense reductions will not be as large as we expect; risks that the restructured operations for exenatide will not produce the results we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA, SYMLIN or exenatide once weekly. These and additional risks and uncertainties are described more fully in the Company’s most recently filed Form 10-K and Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

Additional Information and Where to Find It

This letter may be deemed to be solicitation material in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders.  Amylin has filed the definitive proxy statement with the Securities and Exchange Commission (“SEC”) on April 20, 2009.  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE BLUE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and securityholders may obtain the proxy statement and other relevant documents free of charge at the SEC’s Web site, www.sec.gov or from Amylin Investor Relations at 9360 Towne Centre Drive, San Diego, California 92121.

Participants in Solicitation

Amylin and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders.  Information regarding the interests of Amylin’s directors and executive officers in the proxy contest is included in Amylin’s definitive proxy statement.